The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157606

Prospectus Supplement to Prospectus dated February 27, 2009

$
Hess Corporation
     % Notes Due 20

The notes will mature on            ,   20  . We will pay interest on the notes on            and            of each year. The first such payment will be made on          , 2010. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may redeem some or all of the notes in whole or in part at any time. We describe the redemption prices under the heading “Description of the Notes — Optional Redemption” on page S-6.

The notes will be our unsecured and unsubordinated obligations and will rank equally with our current and future unsecured and unsubordinated indebtedness. The notes will not be listed on any national securities exchange.

See “Risk Factors”, beginning on page S-4 of this prospectus supplement to read about important facts you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total

Initial public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Hess Corporation		%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from December   , 2009 and must be paid by the purchasers if the notes are delivered after December   , 2009.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about December   , 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

Prospectus Supplement dated December   , 2009.

i

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

In this prospectus supplement, “we”, “us”, “our”, the “Company” and “Hess” refer to Hess Corporation and its direct and indirect subsidiaries, as the context requires.

FORWARD-LOOKING INFORMATION

Some statements contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by those sections. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Our forward-looking statements are based on our current understanding and assessment of relevant factors and reasonable assumptions about the future. They are subject to risks and uncertainties, including commodity risks related to the change in price of crude oil, natural gas, refined products and electricity, as well as to changes in market conditions, interest rates, foreign currency values, tax rates, government regulations and other factors, including those described in “Risk Factors” included or incorporated by reference herein, which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.

Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We disclaim any intent or obligation to update publicly any forward-looking statements set forth in this prospectus supplement, the accompanying prospectus, or incorporated herein by reference, whether as a result of new information, future events or otherwise.

ii

SUMMARY OF THE OFFERING

The following summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement, before making an investment decision.

Issuer	Hess Corporation.

Securities offered	$ aggregate principal amount of % notes due 20 .

Maturity date	, 20 .

Interest payment dates	and of each year, commencing , 2010.

Optional redemption	We may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of: (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points. See “Description of the Notes — Optional Redemption”.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, including any borrowings under our senior credit facility, and senior to all of our future subordinated debt. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries.

Sinking fund	No sinking fund will be provided with respect to the notes.

Form and denomination of notes	The notes will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of The Depository Trust Company, or DTC. Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. The notes may only be withdrawn from DTC in the limited situations described in the accompanying prospectus in the section entitled “Debt Securities — Payment and Transfer”.

Use of proceeds	The net proceeds of this offering are expected to be $ after deducting the underwriting discount and commissions and other offering expenses payable by us. We intend to use the net proceeds of this offering primarily for the purchase of our 6.65% Notes due 2011 that are tendered pursuant to our offer to purchase dated December 9, 2009, and for working capital and other general corporate purposes. This offering is not conditioned upon the successful completion of such note tender offer. See “Use of Proceeds”.

Further issues	We may from time to time without the consent of the holders of the notes create and issue additional securities having the same terms and conditions as the notes, so that such issue shall be consolidated and form a single series with the outstanding notes.

Trustee	The Bank of New York Mellon.

Risk factors	See “Risk Factors” before considering an investment in the notes.

OUR COMPANY

We are a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products. Exploration and production activities take place primarily in Algeria, Australia, Azerbaijan, Brazil, Denmark, Egypt, Equatorial Guinea, Gabon, Ghana, Indonesia, Libya, Malaysia, Norway, Peru, Russia, Thailand, the United Kingdom and the United States. The majority of our capital employed is in exploration and production and most of our capital expenditures are spent in the exploration for, and the development and production of, crude oil and natural gas.

Refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly with Petróleos de Venezuela S.A. (PDVSA). The HOVENSA refinery, which is one of the world’s largest with a crude oil processing capacity of approximately 500,000 barrels of oil per day (BPD), produces high-quality, clean-burning fuel oils, gasoline and other petroleum products. We also have a 70,000 BPD fluid catalytic cracking facility in Port Reading, New Jersey which mostly produces gasoline and heating oil. Our strategically placed terminals provide us with extensive storage capacity on the East Coast of the United States, through which we distribute HESS products to customers from Massachusetts to Florida. We market refined petroleum products, natural gas and electricity to wholesale distributors, industrial and commercial users, other petroleum companies, governmental agencies and public utilities. We also market refined petroleum products to the motoring public through approximately 1,350 HESS brand retail gasoline and convenience store outlets.

We are a Delaware corporation. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 997-8500. We maintain a website at http://www.hess.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

RECENT DEVELOPMENTS

On December 9, 2009, we commenced an offer to purchase for cash any and all of our outstanding 6.65% Notes due 2011, which is expected to expire on December 16, 2009, unless extended or earlier terminated. This offering is not conditioned upon the successful completion of such note tender offer.

RISK FACTORS

You should carefully consider the risks described below together with the risk factors described in reports we file with the SEC and incorporated by reference into the accompanying prospectus, as well as all of the other information in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus, including in our annual report on Form 10-K, before you decide to buy the notes. If any of the risks actually occur, our business, financial condition or results of operations could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

The notes are not secured by any of our assets and secured creditors would have a prior claim on our assets.

The notes are not secured by any of our assets. Furthermore, the terms of the indenture governing the notes permit us to incur additional secured debt, subject to certain limits. If payment of our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt, and will have a prior claim on our assets. In that event, because the notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of September 30, 2009, we had approximately $187 million of secured debt outstanding.

The notes are structurally subordinated to the obligations of our subsidiaries, which may affect your ability to receive payments on the notes.

The notes will be direct obligations of the Company. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to participate in any distribution of assets of any subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the notes to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the notes are effectively subordinated to all indebtedness and other obligations of our subsidiaries. As of September 30, 2009, we had approximately $4.379 billion of indebtedness outstanding, of which approximately $7 million consisted of indebtedness of our subsidiaries. Our subsidiaries also have additional liabilities that are not indebtedness.

The notes do not restrict our ability to incur additional unsecured debt.

The indenture governing the notes does not restrict the amount of unsecured debt that we or our subsidiaries may incur. If we or our subsidiaries incur additional debt, it may be more difficult for us to satisfy our obligations with respect to the notes. Furthermore, the incurrence of additional debt may cause a loss in the trading value of the notes and the credit rating of the notes may be lowered or withdrawn.

The recent disruptions in global markets and uncertain economic conditions may continue to adversely affect our business.

Uncertainty in global economic conditions resulting from the recent disruption in financial and credit markets has negatively impacted the demand for and pricing of oil, gas and refined products. Significant deterioration of crude oil and natural gas prices would adversely affect our business.

There is no established trading market for the notes and one may not develop.

We have no plans to list the notes on a securities exchange. Additionally, there is currently no established trading market for the notes and an active market may not develop. As a result, the notes could trade at a price lower than their initial offering price and you may not be able to resell your notes for an extended period of time, if at all.

USE OF PROCEEDS

The net proceeds of this offering are expected to be $                after deducting the underwriting discount and commissions and other offering expenses payable by us. We intend to use the net proceeds we receive from the sale of the notes primarily for the purchase of our 6.65% Notes due 2011 that are tendered pursuant to our offer to purchase dated December 9, 2009, and for working capital and other general corporate purposes. This offering is not conditioned upon the successful completion of such note tender offer. The net proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods ended is as follows:

	Nine Months Ended	Year Ended December 31,
	September 30, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	4.3	15.5	11.7	13.0	6.8	4.9

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, capitalized interest, amortization of debt discount and financing costs and the estimated interest portion of rental expense. Earnings are defined as consolidated income before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed earnings of investees accounted for under the equity method, less earnings (losses) of equity method investees and noncontrolling interests in consolidated subsidiaries with no fixed charges.

DESCRIPTION OF THE NOTES

General

We will issue $                aggregate principal amount of     % notes due 20  . The notes will be issued under the indenture dated as of March 1, 2006 between us and The Bank of New York Mellon, successor-in-interest to JPMorgan Chase Bank, N.A., as trustee.

The indenture and the notes contain the full legal text of the matters described in this section. We have filed a copy of the form of the indenture with the Securities and Exchange Commission, or the SEC, as Exhibit 4 to our Registration Statement on Form S-3 (333-132145). The indenture and the notes are governed by New York law.

Because this section is a summary, it does not describe every aspect of the notes and the indenture. This description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

Terms of the Notes

The notes will mature on          , 20  . The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. No sinking fund will be provided with respect to the notes. The notes will not be convertible or exchangeable for other securities or property. No additional amounts will be payable with respect to the notes.

The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global notes, without coupons, which will be deposited initially with, or on behalf of, DTC for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

We will pay interest on the notes from December   , 2009 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on     and           of each year, commencing          , 2010 until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on           or          (whether or not a Business Day), as the case may be, next preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the notes falls on a day that is not a Business Day, then payment of interest or principal may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of interest payment or maturity, as the case may be, and no interest will accrue for the period from and after such nominal date.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus      basis points.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by Hess Corporation.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors and any other primary treasury dealer we select. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, we must substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of notes called for redemption.

We May Issue Other Series of Debt Securities

The indenture permits us to issue different series of debt securities from time to time. The specific terms of each other series that we may issue in the future may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series. The notes will be limited initially to $                aggregate principal amount, but we may “re-open” any series of notes at any time without the consent of the noteholders. We may issue additional securities from time to time after this offering. The notes of any series and any additional new notes at any time of such series subsequently issued under the indenture would be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The indenture and the notes do not limit our ability to incur other debt or to issue other securities. When we refer to a series of debt securities, we mean a series, such as each of the series of notes we are offering by means of this prospectus supplement and the accompanying prospectus, issued under the indenture. When we refer to the notes or these notes, we mean each series of notes we are offering by means of this prospectus supplement and the accompanying prospectus.

Defeasance

The notes may be defeased, at our option, through legal defeasance or covenant defeasance as provided for in the indenture and as described in the accompanying prospectus in the section entitled “Description of Securities We May Offer — Debt Securities — Defeasance of the Indentures and Debt Securities”.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased by those initial holders who purchase notes in this offering at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle”, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Additional notes

A U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Existence of the Optional Redemption

We do not intend to treat the possibility of the payment of additional amounts above the principal amount of the notes described in “Description of the Notes — Optional Redemption”, as (i) affecting the determination of the yield to maturity of the notes, (ii) giving rise to original issue discount or recognition of ordinary income on the sale, exchange or redemption of the notes or (iii) resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the Non-U.S. Holder certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person.

A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and income (including interest) or gain on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Such a Non-U.S. Holder will be required to provide us with a properly executed Internal Revenue Service Form W8-ECI in order to claim an exemption from withholding tax on interest. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax, currently at a rate of 30% (or a lower treaty rate).

Additional notes

A Non-U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal Amount of
Underwriters	Notes

Goldman, Sachs & Co.	$
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the

Company, for which they received or will receive customary fees and expenses. Affiliates of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are lenders under certain of our revolving credit facilities.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Company was not an authorised person, apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

White & Case LLP, New York, New York, will issue an opinion about the legality of the notes for us. Davis Polk & Wardwell LLP, New York, New York, will advise the underwriters on certain legal matters.

EXPERTS

The consolidated financial statements of Hess Corporation appearing in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, including the schedule appearing therein, and the effectiveness of Hess Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(i) our Annual Report on Form 10-K for the year ended December 31, 2008;

(ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(iii) our Current Reports on Form 8-K, filed on January 7, 2009; February 4, 2009; February 10, 2009, March 6, 2009 and November 6, 2009; and

(iv) those portions of the definitive proxy statement for our 2009 annual meeting of shareholders, filed on March 26, 2009 incorporated by reference into our Form 10-K.

Prospectus

HESS CORPORATION

DEBT SECURITIES

WARRANTS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. The debt securities may be convertible into or exchangeable for our common stock or our other securities, or debt or equity securities of one or more other entities. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “HES.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 27, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “Hess” refer to Hess Corporation and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements contained in this prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by those sections. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Our forward-looking statements are based on our current understanding and assessment of relevant factors and reasonable assumptions about the future. They are subject to risks and uncertainties, including commodity risks related to the change in price of crude oil, natural gas, refined products and electricity, as well as to changes in market conditions, interest rates, foreign currency values, tax rates, government regulations and other factors, including those described in “Risk Factors” incorporated by reference herein, which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.

Given these uncertainties, investors are cautioned not to place undue reliance on our forward looking statements. We disclaim any intent or obligation to update publicly any forward-looking statements set forth in this prospectus or incorporated herein by reference, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i) our Annual Report on Form 10-K for the year ended December 31, 2008; and

(ii) our Current Reports on Form 8-K, filed on January 7, 2009; February 4, 2009; and February 10, 2009.

In addition, we also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2, Item 7 or Item 8 of Form 8-K.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Hess Corporation
1185 Avenue of the Americas
New York, NY 10036

Attention:  Corporate Secretary
(212) 997-8500

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products. Exploration and production activities take place primarily in Algeria, Australia, Azerbaijan, Brazil, Denmark, Egypt, Equatorial Guinea, Gabon, Ghana, Indonesia, Libya, Malaysia, Norway, Peru, Russia, Thailand, the United Kingdom and the United States. The majority of our capital employed is in exploration and production and most of our capital expenditures are spent in the exploration for, and the development and production of, crude oil and natural gas. Our estimated proved reserves at year end and production for the year are set forth in our most recent Annual Report on Form 10-K filed with the SEC.

Refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly with Petroleos de Venezuela S.A. (PDVSA). The HOVENSA refinery, which is one of the world’s largest with a crude oil processing capacity of approximately 500,000 barrels of oil per day (BPD), produces high-quality, clean-burning fuel oils, gasoline and other petroleum products. We also have a 70,000 BPD fluid catalytic cracking facility in Port Reading, New Jersey which mostly produces gasoline and heating oil. Our strategically placed terminals provide us with extensive storage capacity on the East Coast of the United States, through which we distribute HESS products to customers from Massachusetts to Florida. We market refined petroleum products, natural gas and electricity to wholesale distributors, industrial and commercial users, other petroleum companies, governmental agencies, and public utilities. We also market refined petroleum products to the motoring public through approximately 1,350 HESS brand retail gasoline and convenience store outlets.

We are a Delaware corporation. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 997-8500. We maintain a website at http://www.hess.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions, capital expenditures or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference.

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, capitalized interest, amortization of debt discount and financing costs and an estimated interest portion of rental expense. Earnings are defined as income before income taxes, plus fixed charges, excluding capitalized interest but including amortization of capitalized interest, and net distributed earnings of investees accounted for under the equity method. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

General

We may offer either senior debt securities or subordinated debt securities through this prospectus. The senior and subordinated debt securities may both be convertible into shares of our common or preferred stock. We will issue the debt securities under one of two separate indentures between us and The Bank of New York Mellon, as trustee. The indentures allow us to issue senior and subordinated debt securities and convertible debt securities from time to time up to the aggregate principal amount we authorize from time to time. Pursuant to the terms of the indentures, we may register additional debt securities and issue an unlimited total principal amount of debt securities. We may issue the debt securities in one or more series with the same or different terms. We may issue debt securities of the same series at different times. All debt securities of the same series need not bear interest at the same rate or mature on the same date. Each indenture permits the appointment of a different trustee for each series of debt securities. If there is at any time more than one trustee under the indentures, the term ‘trustee’ means each such trustee and will apply to each such trustee only with respect to those series of debt securities for which it is serving as trustee.

Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indentures might not limit the amount of other debt, secured or unsecured, that we can issue, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The following summary of the debt securities is not complete. The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms below.

The description will include:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date;

•	the interest rate or rates and the method for calculating the interest rate;

•	the interest payment dates;

•	the maturity dates;

•	optional or mandatory redemption terms;

•	any sinking fund provisions;

•	authorized denominations;

•	the currency in which the debt securities will be denominated;

•	whether the principal and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars;

•	the manner in which any payments of principal and any premium or interest will be calculated, if the payment will be based on an index or formula;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form;

•	whether the debt securities will be issued as registered securities or as bearer securities;

•	information describing any book-entry features;

•	whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

•	provisions, other than those already in the indentures, that allow for the discharge of our obligations under the indentures;

•	if the debt securities are convertible into shares of our common or preferred stock, the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and whether conversion is mandatory, at the option of the holder or at our option; and

•	any other terms.

If interest is payable on the debt securities, the persons to which and the manner in which the interest will be paid will be set forth in the prospectus supplement relating to the debt securities. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities may either bear no interest or may bear interest at a rate which at the time of issuance is below market rates. The U.S. federal income tax consequences and other special considerations applicable to the discounted debt securities will be described in the prospectus supplement relating to these debt securities.

Unless the prospectus supplement for a particular series of debt securities provides that the debt securities of that series may be redeemed at the option of the holder, the indentures and the debt securities will not provide for redemption at the option of a holder nor necessarily afford holders protection in the event of a highly leveraged or other transaction that might adversely affect holders.

Covenants

We may agree to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below may apply (unless the covenants are waived or amended) so long as any of the debt securities are outstanding unless the prospectus supplement states otherwise. We have provided a glossary at the end of this prospectus to define capitalized terms used in the covenants. The prospectus supplement may describe different covenants. In the covenants, all references to us, we, our and ours mean Hess Corporation only and not any of our subsidiaries.

Limitation on Secured Indebtedness.  We may agree that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as the Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the Attributable Debt payable under leases entered into in connection with sale and leaseback transactions subject to the amount limitation described below would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness that is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently.

Limitation on Sale and Leaseback Transactions.  We may agree that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years covering any Principal Property of ours or of any of our Restricted Subsidiaries that is sold to any other person in connection with the lease, unless immediately after consummation of the sale and leaseback transaction either:

•	the sum of the Attributable Debt and the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities or that is being repaid concurrently, does not exceed 15% of Consolidated Net Tangible Assets; or

•	an amount equal to the net proceeds received in connection with such sale is used within 180 days to retire or redeem indebtedness of ours or our Restricted Subsidiaries, the proceeds are at least equal to the fair market value of the property sold and the trustee is informed of the transaction.

•	provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, cancel or deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing indebtedness of the Company (which may include the Securities) or of a Restricted Subsidiary previously issued or authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate (which shall be delivered to the trustee) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring indebtedness as hereinabove provided.

Consolidation, Merger or Sale

We may agree not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless:

•	the successor is a U.S. corporation; and

•	the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in such indenture that we would otherwise have to perform.

Modification of the Indentures

Under each indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series voting as a single class affected by the modification consent. However, no modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default, Notice and Waiver

When we use the term “Event of Default” in the indentures, here are some examples of what we mean.

Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

•	we fail to pay the principal of, or any premium on, any debt security when due;

•	we fail to pay interest when due on any debt security for 30 days;

•	we fail to perform any other covenant in such indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of the series;

•	we default under any other loans or similar indebtedness in an amount in excess of $50,000,000 and that default results in the acceleration of the loan and the situation continues for a period of 20 days after we receive written notice from the trustee or from holders of 25% of the principal amount of the outstanding securities of such series; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Hess Corporation for the benefit of our creditors.

A supplemental indenture may include, or pursuant to a resolution from our board of directors there may be added, additional Events of Default or changes to the Events of Default described above with respect to a particular series of debt securities. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

Under each indenture, there will not be an Event of Default if a change in generally accepted accounting principles causes a change in our financial statements or causes us to change our accounting practices and such change results in us not being in compliance with one or more of our covenants.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers withholding of notice to be in the best interests of the holders. No notice of a covenant default may be given until 30 days after the default occurs. By default we mean any event which is an Event of Default described above or would become an Event of Default with the giving of notice or the passage of time.

If a payment Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•	the entire principal of the debt securities of the series or, if the debt securities are original issue discount securities, the portion of the principal described in the applicable prospectus supplement; and

•	all the accrued interest.

If the default results from a failure to perform a covenant or the acceleration of other indebtedness, the trustee or the holders of 25% in aggregate principal amount of all debt securities may require the immediate payment of principal and interest. If the default is in connection with an event of bankruptcy or similar event, the principal and interest will become immediately due and payable.

The holders of a majority of the principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision in such indenture. However, rescission is not permitted if there is a default in payment of principal of, or premium or interest on, any of the debt securities of the series apart from the acceleration itself.

Other than its duties during a default, the trustee is not obligated to exercise any of its rights or powers under such indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnity, the holders of 25% of the principal amount of any series of debt securities may, subject to limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

Defeasance of the Indentures and Debt Securities

Each indenture permits us to be discharged from our obligations under such indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on such series of debt securities then following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

•	our obligations under such indenture with respect to the debt securities of such series will cease to be in effect.

Following such defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

We must deliver to the trustee a ruling by the United States Internal Revenue Service or an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indentures. The Bank of New York Mellon also serves as the trustee under other indentures pursuant to which certain of our debt securities are outstanding. We have had and may continue to have commercial banking relationships with the trustee and the Bank of New York, an affiliate of the trustee, in the ordinary course of business.

Except during the continuance of an event of default, the trustee, or if there is more than one trustee under the indentures, each such trustee, will perform only those duties that are specifically set forth in such trustees’ respective indenture. During the continuance of any event of default under either of the indentures, the trustee thereunder will exercise its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use his rights under the circumstances in the conduct of his own affairs.

Payment and Transfer

We will normally issue the debt securities only in book-entry form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form in the prospectus supplement as “certificated.”

If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. By “original issue discount debt securities,” we mean securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

The following discussion pertains to debt securities that are issued in book-entry only form. We have obtained the information regarding DTC from sources that we believe to be reliable.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17a of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation (DTCC) which is owned by the users of its regulated subsidiaries.

We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records as of the record date for such payment. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global security would be exchangeable for debt securities represented by certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

•	we instruct the trustee that the global security is now exchangeable; or

•	an event of default has occurred and is continuing.

Governing Law

The debt securities and the indentures under which they will be issued are governed by the laws of the State of New York.

Provisions Applicable Solely to Subordinated Debt Securities

General

We may issue subordinated debt securities under the subordinated debt indenture. Holders of subordinated debt securities should recognize that contractual provisions in that indenture may prohibit us from making payments on these securities. The subordinated debt securities may rank on an equal basis with certain other subordinated debt of ours that may be outstanding from time to time and will rank junior to all senior indebtedness (as defined below or may be defined in the indenture) of ours (including any senior debt securities) that may be outstanding from time to time.

If we issue subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. The indenture does not restrict the amount of senior indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior indebtedness. The term senior indebtedness is defined in the indenture as indebtedness we incur for money borrowed, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness unless such indebtedness provides that is not senior indebtedness. Senior indebtedness also includes our guarantees of the foregoing items of indebtedness for money borrowed by persons other than us, unless, in any such case, such indebtedness or guarantee provides by its terms that it will not constitute senior indebtedness.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the subordinated indebtedness in the following circumstances:

•	any acceleration of the principal amount due on the subordinated debt securities;

•	the dissolution or winding-up or total or partial liquidation or reorganization of Hess Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

•	a default in the payment of principal, premium, if any, sinking fund or interest with respect to any senior indebtedness; or

•	an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders of senior indebtedness to accelerate its maturity, and such event of default has not been cured or waived.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of these subordination provisions.

If the holders of subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of subordinated debt securities will have to repay such amount to the holders of the senior debt securities or to the trustee.

Subrogation

After the payment in full of all senior indebtedness, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the subordinated debt securities will be deemed to be a payment by us to or on the account of the senior indebtedness. These provisions of the indenture are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities and the holders of the senior debt securities. Nothing contained in the indenture is intended to impair our absolute obligation to pay the principal of and interest on the subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the indenture will not prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of such security, subject to the rights of subordination described above.

Provisions Applicable Solely to Convertible Debt Securities

General

The following provisions may apply to senior debt or subordinated debt securities that will be convertible into our common stock or preferred stock, unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities. In the case of subordinated debt securities, these provisions are in addition to any provisions that apply because the debt securities are subordinated. The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert the convertible debt securities into shares of our common stock or preferred stock at the conversion rate and upon the terms specified in the applicable prospectus supplement. The holder of convertible debt securities may convert any portion thereof which is $1,000 or any integral multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

Adjustment

For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

•	our issuance of shares of common stock as a dividend;

•	subdivisions and combinations of our common stock

•	the issuance to all holders of our common stock of rights or warrants entitling holders to subscribe for or purchase our shares at a price per share less than the market price at the time of issuance; and

•	the distribution to all holders of our common stock of:

•	shares of our capital stock other than our common stock;

•	evidences of indebtedness or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

•	subscription rights or warrants other than those referred to above.

In any case no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. We will not issue any fractional shares of our common stock upon conversion, but, instead, we will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into our common stock which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive. We may, from time to time, reduce the conversion price by any amount for a period of not less than 20 days, provided that the reduced price is not less than the par value of a share of common stock.

We will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

Other Purchasers

Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with us to purchase our convertible debt securities and convert them into common stock or preferred stock, as the case may be.

Subordination

Our obligation to make payment on account of the principal of, and premium, if any, and interest on subordinated debt securities that are converted into convertible debt securities may be subordinated and junior in right of payment to our senior obligations, as described above under the heading “Provisions Applicable Solely to Subordinated Debt Securities” and in the prospectus supplement.

GLOSSARY

We have used the following definitions in describing the restrictive covenants that we have agreed to in the indentures. You can also find the precise legal definitions of these terms in Section 1.01 of each indenture.

“Attributable Debt” means, when used in connection with a sale and lease-back transaction referred to in the indenture, on the date upon which the amount is to be determined, the product of

•	the net proceeds from the sale and lease-back transaction multiplied by

•	a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in that sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on that date and the denominator of which is the number of full years on the term of that lease measured from the first day of the term.

“Consolidated Net Tangible Assets” means our total assets and those of our consolidated subsidiaries, less current liabilities and intangible assets.

“Principal Property” means any oil or gas producing property, onshore or offshore, or any refining or manufacturing plant owned or leased under a capital lease by us or any of our Restricted Subsidiaries, but does not include any property that has been determined by a resolution of our board of directors not to be of material importance to the business conducted by us and our subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary that owns or leases under a capital lease any Principal Property.

“Secured Indebtedness” means indebtedness of ours or any Restricted Subsidiary for borrowed money secured by any lien on (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or the stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness:

•	secured by liens (or arising from conditional sale or other title retention agreements) existing on the date of the indenture;

•	owing to us or any other Restricted Subsidiary;

•	secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition thereof;

•	in connection with industrial development bond, pollution control revenue bond or similar financings;

•	secured by purchase money security interests;

•	secured by liens existing at the time a corporation becomes a Restricted Subsidiary;

•	statutory liens, liens made in connection with bids and other standard exempted liens;

•	in connection with liens on oil or gas properties or other mineral interests arising as a security in connection with conducting certain business;

•	in connection with royalties and other payments to be paid out of production from oil or gas properties or other mineral interests from the proceeds from their sale; and

•	in connection with any replacement, extension or renewal of any such indebtedness to the extent such indebtedness is not increased.

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by such person and one or more other subsidiaries of such person.

WARRANTS

General

The following is a summary of material provisions of the warrants that we may issue pursuant to one or more separate warrant agreements, either independently or together with other securities. This summary does not include all of the provisions of the warrants. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We urge you to read the form of warrant agreement filed in connection with the applicable prospectus supplement. The terms of the warrants to subscribe for our debt securities include those stated in the forms of warrant agreements. Provisions of the forms of warrant agreements or terms defined in the forms of warrant agreements summarized below are incorporated into this prospectus by reference.

We may issue warrants for the purchase of:

•	debt securities,

•	preferred stock, or

•	common stock.

The warrants may be issued in one or more series. Please refer to the prospectus supplement relating to particular series of warrants for specific terms of the warrants, including the following terms:

•	the type and number of warrants;

•	the name, amount and terms of the securities for which the warrants may be exercised;

•	if applicable, the name and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the expiration date of the warrants;

•	the period during which warrants may be exercised;

•	the exercise price of the warrants;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any mandatory or optional call provisions;

•	the identity of the warrant agent;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants offered thereunder.

The warrants will be represented by warrant certificates. We will pay all stamp taxes and any other duties to which the original issuance of the warrant certificates may be subject.

Transfer and Exchange

Warrants may be transferred or exchanged pursuant to procedures outlined in the applicable warrant agreement. No service charge will be made for registration or transfer or exchange upon surrender of any warrant certificate at the office of the applicable warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

No warrant or warrant certificate will entitle the holder thereof to any of the rights of a holder of the security for which the warrant may be exercised, including the right to receive payments of principal or interest on debt securities or to enforce any of the covenants in any indenture relating to debt securities or the right to receive dividends on common or preferred stock or vote with common or preferred stock.

Exercise of Warrants

In order to exercise warrants, the holder of the warrants will be required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for the securities to be subscribed for upon such exercise. The exercise price must be paid in cash or by certified or official bank check or by wire transfer to an account we designate for such purpose. The warrant agent then will deliver the applicable securities to the holder, and will issue a new warrant certificate for any warrants not exercised.

Amendment of Warrant Agreement

From time to time, we and the warrant agent under the relevant warrant agreement, may amend or supplement the warrant agreement for certain purposes without the consent of the holders of the warrants issued thereunder, including to cure defects or inconsistencies or make any change that does not materially and adversely affect the rights of any holder. Any amendment or supplement to a warrant agreement that has a material adverse effect on the interests of the holders of the warrants issued thereunder will require the written consent of the holders of a majority of the outstanding warrants issued thereunder.

The written consent of each holder of the warrants affected shall be required for any amendment that:

•	increases the exercise price;

•	shortens the period during which warrants may be exercised; or

•	if the warrants may be redeemed at our option, reduces the price at which the warrants may be redeemed.

COMMON STOCK

We outline below a summary of material information relating to our common stock, including summaries of certain provisions of our restated certificate of incorporation, as amended, and our by-laws, as amended. This summary does not include all of the provisions of our restated certificate of incorporation or by-laws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the certificate of incorporation and of the by-laws. We urge you to read our full certificate of incorporation and by-laws.

We are incorporated in the State of Delaware, United States and operate in accordance with the Delaware General Corporation Law, or DGCL. The rights of our stockholders are determined by the DGCL, the securities and other legislation of the United States, our restated certificate of incorporation and our by-laws. Our shares of common stock are traded on the New York Stock Exchange. Our shares are issued in registered form. Every holder of our shares is entitled to a share certificate. Holders of our shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, to such dividends as may be declared by our board of directors out of funds legally available for this purpose.

Annual Meeting

Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

Voting Rights

The holders of our shares of common stock are entitled to one vote for each share held of record and may vote by proxy. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all elections and all questions shall be decided by a plurality of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Liquidation, Dissolution or Winding-Up

In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that our board of directors may establish.

Takeover Provisions

Certain provisions of our restated certificate of incorporation and by-laws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions. An article of the restated certificate of incorporation requires that business combinations, which term is defined to include certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or any of our subsidiaries and certain acquiring persons (namely, a person, entity or specified group which beneficially owns or controls at least 20 per cent of our voting stock) be approved by the holders of two-thirds of our voting stock (not including shares held by an acquiring person with which or by or on whose behalf a business combination is proposed) unless such business combination either: (i) has been authorized by the board of directors prior to the time that the acquiring person involved in such business combination became an acquiring person, or (ii) will result in the receipt by the other stockholders of a specified minimum amount and form of payment for their shares.

Our restated certificate of incorporation and by-laws also provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. In addition, the restated certificate of incorporation and the by-laws require (i) approval of holders of 80 per cent of our voting stock to remove directors or to amend, alter or repeal the provisions as to the classified board and other related provisions, (ii) advance notice of, and a specified procedure for, shareholder nominations for director, (iii) the taking of stockholder action only at annual or special meetings (to be called only by the chairman of the board, the President or a majority of the board of directors) and prohibiting stockholder action by written consent, and (iv) the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the restated certificate of incorporation and the by-laws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

We are also subject to the anti-takeover provisions of Section 203 of the DGCL.

Other Rights

Holders of our shares of common stock have no pre-emption, redemption, conversion or other subscription rights.

PREFERRED STOCK

General

The following description sets forth certain general terms of the preferred stock and any related depositary shares that we may issue. The terms of any series of the preferred stock and any related depositary shares will be described in the applicable prospectus supplement relating to the preferred stock and any related depositary shares being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended, and the certificate of designations relating to each particular series of the preferred stock and any related depositary shares, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

Under our restated certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends shall be payable and whether dividends are cumulative or non-cumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities which we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by us as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of our assets upon liquidation, dissolution, or winding up. Each series of preferred stock will rank senior to the common stock, and any other stock of ours that is expressly made junior to that series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Dividends and Distributions

Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

Dividends on the preferred stock may be cumulative or non-cumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If our board of directors, or a duly authorized committee of our board of directors, fails to declare a dividend on any series of non-cumulative preferred stock for any dividend period, we will have no obligation to pay a dividend for that period, whether or not dividends on that series of non-cumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on our stock books on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for, in the case of the cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or in the case of non-cumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of non-cumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any accumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of non-cumulative preferred stock, for the immediately preceding dividend period, then:

•	we may not declare dividends or pay or set aside for payment or other distribution on any of our capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock or our other capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation, and

•	other than in connection with the distribution or trading of any of our capital stock, we may not redeem, purchase or otherwise acquire any of our capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of our capital stock, except by conversion or exchange for our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of the preferred stock will have preference and priority over our common stock and any other class of our stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of our assets or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of any liquidation, dissolution or winding up of us, our assets or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of non-cumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of us with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, we may, at our option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by our board of directors or a duly authorized committee of our board of directors to be equitable. From and after the redemption date, unless we are in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of non-cumulative preferred stock, until all dividends on shares of non-cumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of the preferred stock will have one vote for each share of stock held. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, our board of directors will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of shareholders.

Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

So long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•	issue or increase the authorized or issued amounts of, the preferred stock or any class or series of stock ranking pari passu with preferred stock (unless the board of directors was authorized to do so without the consent of holders of the preferred stock at the time the existing series was created), and, without the approval of at least two-thirds of the shares referred to above:

•	create any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of us (unless the board of directors was authorized to do so without the consent of holders of the preferred stock at the time the existing series was created); or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of us will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DEPOSITARY SHARES

General

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint at our discretion, and us.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Hess Corporation;

•	a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that depositary agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statements of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred stock. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, it will vote all shares of that series held by it proportionately with instructions received.

Conversion of Preferred Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities of Hess Corporation, the following will apply. The depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities of Hess Corporation. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of the preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other securities of Hess Corporation. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock”, to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hess Corporation.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Preferred Stock Depositary

The preferred stock depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Form of Preferred Stock and Depositary Shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form.

PURCHASE CONTRACTS

General

We may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, our common or preferred stock, debt securities, depositary shares or other securities described in this prospectus.

We refer to each property described above as a “purchase contract property”. Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

•	the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have any rights of a holder of the purchase contract property purchasable under the contract, including any right to receive payments on that property.

Terms of the Purchase Contracts

Your prospectus supplement may contain, where applicable, the following information about your purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

•	whether the purchase contract is to be prepaid or not and the governing document for the contract;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in our favor as described below; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

If we issue a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date.

UNITS

General

We may issue units comprised of one or more debt securities, warrants, purchase contracts, shares of preferred stock and depositary shares in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described here; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

General Provisions of a Unit Agreement

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Generally, except as described in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, unit agreement or trust agreement under which that security is issued. Those specific terms will be described elsewhere in the applicable prospectus supplement under the sections relating to debt securities, warrants, purchase contracts and capital securities. Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, prepaid purchase contracts, warrants issued under the warrant indenture and capital securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder (i) to cure any ambiguity, (ii) to correct or supplement any defective or inconsistent provision or (iii) to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We will not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We generally may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would (i) impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, (ii) impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due or (iii) reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding.

•	units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

HEDGING IN CONNECTION WITH DISTRIBUTIONS

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by White & Case LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hess Corporation appearing in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 including the schedule appearing therein, and the effectiveness of Hess Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

Hess Corporation

     % Notes
Due 20

Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley